CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Enhanced Trigger Jump Securities due 2016	$1,500,000	$204.60

March 2013 Pricing Supplement No. 701 Registration Statement No. 333-178081 Dated March 26, 2013 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Enhanced Trigger Jump Securities due March 28, 2016
Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index
Enhanced Trigger Jump Securities, which we refer to as the securities, will pay an amount in cash at maturity that may be greater than, equal to, or less than the stated principal amount depending on (i) the closing values of both underlying indices as of the valuation date and (ii) the closing values of both underlying indices on each index business day during the term of the securities.  If the closing value of neither underlying index has declined to or below 63.75% of its respective initial index value, which we refer to as the downside threshold values, on any index business day during the term of the securities, you will receive a payment at maturity equal to the principal amount plus a fixed upside payment.  However, if the closing value of either underlying index has declined to or below its downside threshold value on any index business day during the term of the securities, the payment at maturity will be based on the index percent change of the worst performing underlying index and, therefore, you will be fully exposed to any negative performance of the worst performing underlying index, and you may lose a significant portion or all of your initial investment.  In addition, in all cases the amount of cash you receive at maturity will be subject to a maximum payment at maturity of 120% of the stated principal amount of the securities.  Because payments on the securities are based on the worst performing of the underlying indices, a decline beyond the respective downside threshold value of either underlying index on any index business day during the term of the securities may result in a significant loss of your investment, even if the other underlying index has appreciated or has not declined as much.  The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the potential of receiving the fixed upside payment only if the index closing value of each underlying index remains above its respective downside threshold value during the entire term of the securities.  The payment at maturity may be significantly less than the stated principal amount and could be zero.  The securities are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$1,500,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	March 26, 2013
Original issue date:	March 28, 2013 (2 business days after the pricing date)
Maturity date:	March 28, 2016
Underlying indices:	S&P 500® Index (the “SPX Index”) and RTY 2000® Index (the “RTY Index”)
Payment at maturity:	$1,000 + index return amount, subject to the maximum payment at maturity. This payment may be greater than or less than the stated principal amount.
Index return amount:
If the index closing value of each underlying index is greater than its respective downside threshold value on each index business day during the period from but excluding the pricing date to and including the valuation date, the index return amount will equal:
the upside payment
If the index closing value of either underlying index is at or below its respective downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date, the index return amount will equal:
$1,000 x the index percent change of the worst performing underlying index
In this scenario, the payment at maturity may be less, and potentially significantly less, than the stated principal amount of securities and could be zero.  There is no minimum payment at maturity on the securities.

Upside payment:	$200 per security (20% of the stated principal amount)
Maximum Payment at Maturity	$1,200 per security (120% of the stated principal amount)
Worst performing underlying index:	The underlying index with the lesser index percentage change
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:
With respect to the SPX Index, 1,563.77, which is the index closing value of such index on the pricing date
With respect to the RTY Index, 949.82, which is the index closing value of such index on the pricing date

Final index value:	With respect to each underlying index, the index closing value on the valuation date
Downside threshold value:	With respect to the SPX Index: 996.903, which is approximately 63.75% of its initial index value With respect to the RTY Index: 605.51, which is approximately 63.75% of its initial index value
Valuation date:	March 22, 2016, subject to adjustment for non-index business days and certain market disruption events
CUSIP / ISIN:	61761JEQ8 / US61761JEQ85
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$1,000	$30	$970
Total	$1,500,000	$45,000	$1,455,000
(1)
Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $30 for each security they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.

Product Supplement for LASERS dated August 17, 2012                               Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Enhanced Trigger Jump Securities due March 28, 2016
Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

Investment Summary

Enhanced Trigger Jump Securities

Enhanced Trigger Jump Securities due March 28, 2016, Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index (the “securities”) can be used:

▪	To gain exposure to U.S. equity indices, subject to the maximum payment at maturity

▪
To provide limited protection against loss and potentially outperform the underlying indices for a certain range of performance of the underlying indices due to the upside payment if neither underlying index declines to or below 63.75% of its respective initial index value, which we refer to as the downside threshold values, on any index business day during the period from but excluding the pricing date to and including the valuation day.

The securities are exposed to the performance (whether negative or positive) of the worst performing of the S&P 500® Index and the Russell 2000® Index, but have a fixed return payable at maturity if neither underlying index declines to or below its respective downside threshold value on any index business day during the term of the securities.  The payment at maturity is subject to the maximum payment at maturity of $1,200 per security.  There is no minimum payment at maturity on the securities.

Maturity:	3 years
Upside Payment:	$200 per security (20% of the stated principal amount)
Downside threshold value:	With respect to each underlying index, 63.75% of its initial index value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Maximum payment at maturity:	$1,200 per security (120% of the stated principal amount)
Interest:	None

Key Investment Rationale

This 3-year investment offers a potential return at maturity based on participation in the increase (subject to the maximum payment at maturity) or decrease in the closing value of the worst performing underlying index as of the valuation date and limited protection from loss if neither underlying index closes at or below 63.75% of its initial index value on any index business day during the period from but excluding the pricing date to and including the valuation date.

Payment Scenario 1:
If the closing value of each  underlying index is greater than its downside threshold value on each index business day during the period from but excluding the pricing date to and including the valuation date, you will receive a full return of principal at maturity plus the upside payment of $200, for a total payment at maturity of $1,200.

Payment Scenario 2:
If the closing value of either underlying index is less than or equal to its downside threshold value on one or more index business days during the period from but excluding the pricing date to and including the valuation date, and the final index value of either underlying index is less than its initial index value, you will not receive a full return of principal at maturity.  Instead, you will receive an amount equal to the sum of the stated principal amount and a return based on the index percent change of the worst performing underlying index at maturity, which will be negative.  The payment you receive will be less, and may be significantly less, than the stated principal amount of securities and could be zero.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

Payment Scenario 3:
If the closing value of either underlying index is less than or equal to its downside threshold value on one or more index business days during the period from but excluding the pricing date to and including the valuation date, but it recovers so that the final index values of both underlying indices are greater than their initial index values, you will receive a full return of principal at maturity plus a return based on the index percent change of the worst performing underlying index, which will be positive, subject to a maximum payment at maturity of $1,200 per security.  However, you will not receive the benefit of the fixed upside payment.

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Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

Hypothetical Examples

The following hypothetical examples illustrate the return on the securities and the payment at maturity for a range of hypothetical percentage changes in the final index values from the initial index values, depending on whether or not the index closing value of either underlying index has declined to or below its respective downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date.  The following examples are for illustrative purposes only.  The actual initial index values and downside threshold values for each underlying index are set forth on the cover page of this document.  All payments on the securities, if any, are subject to the credit risk of Morgan Stanley.  The below examples are based on the following terms:

Payment at maturity:	$1,000 + index return amount, subject to the maximum payment at maturity.
Index return amount:
If the index closing value of each underlying index is greater than its respective downside threshold value on each index business day during the period from but excluding the pricing date to and including the valuation date, the index return amount will equal:

the upside payment

If the index closing value of either underlying index is at or below its respective downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date, the index return amount will equal:

$1,000 x the index percent change of the worst performing underlying index

In this scenario, the payment at maturity may be less, and potentially significantly less, than the stated principal amount of securities and could be zero.  There is no minimum payment at maturity on the securities.

Hypothetical Initial Index Value:	With respect to the SPX Index: 1,500 With respect to the RTY Index: 900
Hypothetical Downside Threshold Value:
With respect to the SPX Index: 956.25, which is 63.75% of the hypothetical initial index value for such index

With respect to the RTY Index: 573.75, which is 63.75% of the hypothetical initial index value for such index

Upside Payment	$200 (20% of the stated principal amount)
Maximum Payment at Maturity:	$1,200 (120% of the stated principal amount)

Scenario 1: Neither underlying index closes at or below its downside threshold value on any index business day during the term of the securities

	Final Index Value		Payment at Maturity
	SPX Index	RTY Index
Example 1: Both underlying indices decline as of the valuation date	960	580	$1,200 (the stated principal amount plus the upside payment)
Example 2: One underlying index declines while the other appreciates as of the valuation date	1,450	950	$1,200 (the stated principal amount plus the upside payment)
Example 3: Both underlying indices appreciate significantly as of the valuation date	2,400	1,800	$1,200 (the stated principal amount plus the upside payment)

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In each of examples 1, 2 and 3 neither index has closed at or below its downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date. Therefore, investors receive at maturity the stated principal amount of the securities and the upside payment.  In no case do investors participate in the appreciation of either underlying index beyond the upside payment.

Scenario 2: At least one underlying index closes at or below its downside threshold value on any index business day during the term of the securities

	Final Index Value		Index Percent Change		Index Return Amount (of the Worst Performing Underlying Index)	Payment at Maturity
	SPX Index	RTY Index	SPX Index	RTY Index
Example 4: Both underlying indices appreciate as of the valuation date.	1,875	1,170	25%	30%	$1,000 x index percent change of the worst performing underlying index = $1,000 x 25% = $250	$1,000 + $250, subject to the maximum payment at maturity of $1,200 = $1,200
Example 5: Both underlying indices appreciate as of the valuation date.	1,650	1,170	10%	30%	$1,000 x 10% = $100	$1,000 + $100 = $1,100
Example 6: One underlying index appreciates while the other declines as of the valuation date.	1,200	1,170	-20%	30%	$1,000 x -20% = -$200	$1,000 - $200 = $800
Example 7: One underlying index appreciates while the other declines as of the valuation date.	1,650	450	10%	-50%	$1,000 x -50% = -$500	$1,000 - $500 = $500
Example 8: Both underlying indices decline as of the valuation date.	600	450	-60%	-50%	$1,000 x -60% = -$600	$1,000 - $600 = $400

For each example under scenario 2, at least one underlying index has closed at or below its downside threshold value at some point during the term of the securities. Therefore, investors do not receive the benefit of the fixed upside payment but instead are exposed to the performance of the worst performing underlying index at maturity, subject to the maximum payment at maturity of $1,200.

In example 4, the final index values of both the SPX Index and RTY Index are above their initial index values.  The SPX index has appreciated by 25% while the RTY Index has appreciated by 30%.  Because the index return amount, based on the index percent change of the worst performing underlying index at maturity, would result in a payment at maturity greater than the maximum payment at maturity of $1,200, investors receive the maximum payment at maturity of $1,200.

In example 5, the final index values of both the SPX Index and the RTY Index are above their initial index values.  The SPX index has appreciated by 10% while the RTY Index has appreciated by 30%.  Therefore, investors receive at maturity a payment based on the index percent change of the SPX Index, as the worst performing underlying index, and receive a payment at maturity of $1,100.

In example 6, the final index value of the SPX Index is below its initial index value while the final index value of the RTY Index is above its initial index value.  The SPX index has declined by 20% while the RTY Index has appreciated by 30%.  Therefore, investors are exposed to the negative performance of the SPX Index, as the worst performing underlying index, and receive a payment at maturity of $800.  Even though the final index value of the worst performing underlying index is above its downside threshold value, investors are still exposed to its decline on a 1:1 basis because at least one underlying index has closed at or below its downside threshold value on at least one index business day during the term of the securities.

In example 7, the final index value of the SPX Index is above its initial index value while the final index value of the RTY Index is below its initial index value.  The SPX index has appreciated by 10% while the RTY Index has declined by 50%.  Therefore, investors are

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exposed to the negative performance of the RTY Index, as the worst performing underlying index, and receive a payment at maturity of $500.

In example 8, the final index values of both the SPX Index and RTY Index are below their initial index values.  The SPX index has declined by 60% while the RTY Index has declined by 50%.  Therefore, investors are exposed to the negative performance of the SPX Index, as the worst performing underlying index, and receive a payment at maturity of $400.

If EITHER underlying index closes at or below its respective downside threshold value on ANY index business day during the term of the securities, and the worst performing underlying index closes below its initial index value on the valuation date, you will be exposed to the downside performance of the worst performing underlying index at maturity, and your payment at maturity will be less, and may be significantly less, than the stated principal amount, and could be zero.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for LASERS, index supplement and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the principal amount at maturity.  If either underlying index declines to or below its respective downside threshold value on any index business day during the term of the securities, and the final index value of the worst performing underlying index is less than its initial index value, the payout at maturity will be an amount in cash that is less, and could be significantly less, than the $1,000 stated principal amount of each security, reflecting the full negative performance of the worst performing underlying index over the term of the securities.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

▪
You are exposed to the price risk of both underlying indices with respect to the payment at maturity, if any.  Your return on the securities it not linked to a basket consisting of both underlying indices.  Rather, it will be contingent upon the independent performance of each underlying index.  Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices.  Poor performance by either underlying index over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index.  If either underlying index declines to or below its respective downside threshold value on any index business day during the term of the securities, you will be exposed to the performance (positive or negative) of the worst performing underlying index at maturity, and will be fully exposed to any decline in the worst performing underlying index over the term of the securities on a 1 to 1 basis, even if the other underlying index has appreciated or not declined as much.  Accordingly, your investment is subject to the price risk of both underlying indices.

▪
Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a loss on your investment than if the securities were linked to just one underlying index.  The risk that you will suffer a loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to just the performance of one underlying index.  With two underlying indices, it is more likely that either underlying index will close at or below its downside threshold value on any index business day during the term of the securities, including on the valuation date, than if the securities were linked to only one underlying index.  Therefore it is more likely that you will suffer a loss on your investment.

▪
The appreciation potential of the securities is limited by the maximum payment at maturity.  The appreciation potential of the securities is limited by the maximum payment at maturity of $1,200 per security, or 120% of the stated principal amount. Because the payment at maturity will be limited to 120% of the stated principal amount of the securities, any increase in the final index value of even the worst performing underlying index by more than 20% of the initial index value will not further increase the return on the securities.

▪
You will not benefit from the upside payment if the downside threshold value of either underlying index is reached at any point during the term of the securities.  If the closing value of either underlying index is less than or equal to its downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date, the payment at maturity will solely depend on the closing value of the worst performing underlying index on the valuation date and, accordingly, you will lose the benefit of the limited protection against the loss of principal and of the upside payment of $200.  As a result, you will be exposed on a 1 to 1 basis to any decline in the closing value of the worst performing underlying index, as measured on the valuation date, and you may lose a significant portion or all of your investment.

▪
The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.  As the Russell 2000® Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the securities are linked to the value of small-capitalization companies.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than

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those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪
The market price of the securities will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value (including whether the value is at or below the respective downside threshold value), volatility (frequency and magnitude of changes in value) and dividend yield of the underlying indices, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
Investing in the securities is not equivalent to investing in either underlying index.  Investing in the securities is not equivalent to investing in either underlying index or their component stocks.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute either underlying index.

▪
Adjustments to the underlying indices could adversely affect the value of the securities.  The publisher of each underlying index may add, delete or substitute the component stocks of such underlying index or make other methodological changes that could change the value of such underlying index.  Any of these actions could adversely affect the value of the securities.  The publisher of each underlying index may also discontinue or suspend calculation or publication of such underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be (depending also on the performance of the other underlying index) an amount based on the closing prices on the valuation date of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to the discontinuance of the underlying index.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue

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price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and possibly to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices.  Some of our subsidiaries also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index values and, therefore, could have increased the levels above which the index closing values must remain so that the downside threshold value of either underlying index is not reached, and if the downside threshold value of either underlying index is reached, could increase the levels at which the final index values must be on the valuation date so that investors do not suffer a loss on their initial investment in the securities (depending also on the performance of the other underlying index).  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final index values and, accordingly, the amount of cash an investor will receive at maturity, if any (depending also on the performance of the other underlying index).

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. has determined the initial index values and the downside threshold values, will determine the final index values, whether the index closing value of either index is at or below its downside threshold value on any index business day during the term of the securities, and will calculate the amount of cash you will receive at maturity.  Any of these determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Additional Provisions – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for LASERS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Because the securities provide for the return of principal except where either of the underlying indices closes at or below its respective downside threshold value during the term of the securities, and the final index value of either of the underlying indices is below its respective initial index value, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other equity-linked securities that do not contain similar provisions.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and

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adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

S&P 500® Index Summary

The S&P 500® Index, which is calculated, maintained and published by S&P, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on March 26, 2013:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	1,563.77
52 Weeks Ago:	1,416.51
52 Week High (on 3/26/2013):	1,563.77
52 Week Low (on 6/1/2012):	1,278.04

The following graph sets forth the daily closing values of the SPX index for the period from January 1, 2008 through March 26, 2013.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX index for each quarter from January 1, 2008 through March 26, 2013.  The closing value of the SPX index on March 26, 2013 was 1,563.77.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.  No assurance can be given as to the level of the SPX Index on any index business day, including the valuation date.

SPX Index Historical Performance Daily Closing Values January 1, 2008 to March 26, 2013

*The red solid line indicates the downside threshold value of 996.903, which is approximately 63.75% of the initial index value.

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S&P 500® Index	High	Low	Period End
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter (through March 26, 2013)	1,563.77	1,457.15	1,563.77

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  For more information, see “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

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Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Information as of market close on March 26, 2013:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	949.82
52 Weeks Ago:	846.13
52 Week High (on 3/14/2013):	953.07
52 Week Low (on 6/4/2012):	737.24

The following graph sets forth the daily closing values of the RTY index for the period from January 1, 2008 through March 26, 2013.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY index for each quarter in the same period.  The closing value of the underlying index on March 26, 2013 was 949.82.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The RTY index has at times experienced periods of high volatility, and you should not take the historical values of the RTY index as an indication of its future performance.  No assurance can be given as to the level of the RTY index on any index business day, including the valuation date.

RTY Index Daily Closing Values January 1, 2008 to March 26, 2013

*The red solid line indicates the downside threshold value of 605.51, which is approximately 63.75% of the initial index value.

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Russell 2000® Index	High	Low	Period End
2008
First Quarter	766.03	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	740.92	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter (through March 26, 2013)	953.07	872.60	949.82

License Agreement between Russell Investments and Morgan Stanley

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Underlying index publishers:	With respect to the SPX Index, Standard & Poor’s Financial Services LLP With respect to the RTY Index, Russell Investments
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event with respect to either underlying index occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the latest valuation date as postponed with respect to either underlying index.

LASERS:	All references to “LASERS” or related terms in the accompanying product supplement for LASERS shall be deemed to refer to Enhanced Trigger Jump Securities when read in conjunction with this document.
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for LASERS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪
Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for LASERS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement for LASERS.

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The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for LASERS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the securities by taking positions in the stocks constituting the underlying indices and in futures and options contracts listed on major securities markets on the underlying indices or their component stocks.  Such purchase activity could have increased the closing values of the underlying indices on the pricing date, and accordingly, could have increased the levels above which the index closing values must remain so that the downside threshold value of either underlying index is not reached, and if the downside threshold value of either underlying index is reached, could increase the levels at which the final index values must be on the valuation date so that investors do not suffer a loss on their initial investment in the securities (depending also on the performance of the other underlying index).  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the underlying indices and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any (depending also on the performance of the other underlying index).  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for LASERS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any

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of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

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Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
Selected dealers, including our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $30 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for LASERS.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for LASERS and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the product supplement for LASERS, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for LASERS and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for LASERS dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for LASERS, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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